EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contacts:	Kipp A. Bedard	Mike Reynoldson
	Investor Relations	Media Relations
	kbedard@micron.com	mreynoldson@micron.com
	(208) 368-4400	(208) 368-4400

Web site URL http://www.micron.com

MICRON TECHNOLOGY, INC., ANNOUNCES FISCAL YEAR-END RETIREMENT OF
DIRECTOR THOMAS T. NICHOLSON

Boise, Idaho, August 22, 2005 – Micron Technology, Inc., (NYSE: MU) Chairman Steve Appleton today announced the retirement of long-time director Thomas T. Nicholson from the Company’s board of directors at the end of Micron’s 2005 fiscal year. Mr. Nicholson was first elected to the Company’s board of directors in 1980 and served unwaveringly for 25 years.

“Tom will be sorely missed by all who worked with him over the years,” said Mr. Appleton. “He’s been with Micron from the beginning and his personal time and investment helped us grow from our initial local production facility to a global organization. His business acumen, entrepreneurial spirit, considered judgment and dedication to the Company greatly assisted us through both good and lean times. We cannot thank him enough for all of his contributions.”

“Micron has been an important part of my life for 25 years. During that time I’ve been privileged to serve as a director and to oversee the Company’s growth from humble beginnings to a world-wide organization. It’s been challenging and rewarding,” said Mr. Nicholson

Mr. Nicholson also commented, “Along the way I’ve worked with great and wonderful people and I believe we’ve accomplished something significant. I have every confidence that the board of directors and dedicated employees of Micron will continue to build on the foundation laid over the past quarter century. I will miss my close association with Micron but wish them well.”

Micron Technology, Inc., is one of the world’s leading providers of advanced semiconductor solutions. Through its worldwide operations, Micron manufactures and markets DRAMs, NAND Flash memory, CMOS image sensors, other semiconductor components, and memory modules for use in leading-edge computing, consumer, networking and mobile products. Micron’s common stock is traded on the New York Stock Exchange (NYSE) under the MU symbol. To learn more about Micron Technology, Inc., visit its web site at www.micron.com.

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